FLIR Systems Reports Fourth Quarter and Full Year 2009 Financial Results

PORTLAND, OR -- (Marketwire - February 11, 2010) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the fourth quarter ended December 31, 2009. Revenue was $311.6 million, up 3% compared to fourth quarter 2008 revenue of $302.3 million. Excluding the effects of currency translation, revenue for the quarter increased by 1%. Operating income for the quarter was $89.9 million, up 2% from $88.1 million in the fourth quarter of 2008. Net income for the quarter was $60.3 million, or $0.38 per diluted share, compared with net income of $65.0 million, or $0.41 per diluted share, in the fourth quarter a year ago. Fourth quarter 2008 earnings per share benefited from other income arising from currency gains of approximately $0.04. Cash provided by operations during the quarter was $72.3 million.

Revenue from the Company's Government Systems division decreased 1% from the fourth quarter of 2008, to $169.7 million. Revenue from the Company's Commercial Vision Systems division increased 34% over the fourth quarter of last year, to $57.0 million, reflecting strong growth across multiple product lines. Revenue from the Company's Thermography division decreased 4% from the fourth quarter of last year, to $84.8 million.

Revenue for the year ended December 31, 2009 was $ 1,147.1 million, up 7% compared to $1,077.0 million for the year ended December 31, 2008. Operating income for 2009 was $347.3 million, up 22% from $284.5 million during 2008. Net income for 2009 was $230.2 million, or $1.45 per diluted share, compared with 2008 net income of $200.9 million, or $1.28 per diluted share. Cash provided by operations during the year was $271.8 million.

The backlog of firm orders for delivery within the next twelve months was approximately $563 million at December 31, 2009, a decrease of $45 million during the quarter, and a decrease of $100 million, or 15% compared with backlog at December 31, 2008. Backlog in the Government System's division was $433 million, down $54 million during the quarter, as U.S. procurement activity slowed due partly to late approval of government budgets. Backlog in the Commercial Vision Systems division was $103 million, up $10 million during the quarter due primarily to strong demand for its cores and components and security and surveillance product lines. Backlog in the Thermography division was $27 million, down $1 million during the quarter.

Revenue and Earnings Outlook for 2010

FLIR also announced today that it expects net revenue in fiscal 2010 to be in the range of $1.2 billion to $1.3 billion, an increase of approximately 9% compared with 2009, and net earnings to be in the range of $1.48 to $1.53 per diluted share, an increase of approximately 4% compared with 2009.

Management Changes

FLIR announced today that Stephen M. Bailey, Senior Vice President and Chief Financial Officer, intends to retire at the end of May, 2010. Mr. Bailey has served in his present position since 2000, and effective June 1, 2010, will be succeeded by Anthony L. Trunzo, who has served as the Company's Senior Vice President for Corporate Strategy and Development since 2003.

"We are pleased with our financial performance in 2009, as we recorded our ninth straight year of record revenue, operating income and earnings per share, and achieved the highest operating income margin and cash flow from operations in the Company's history," stated Earl Lewis, President and CEO of FLIR. "We are well positioned for long-term growth as we continue to execute on our strategy to drive down the cost of infrared technology. Our 2010 outlook anticipates solid growth from the newly formed Commercial Systems and slower growth in Government Systems as a result of the anticipated decrease in deliveries under BETTS-C and related programs. We remain optimistic that our commercially developed, military qualified model will drive growth in Government Systems in the years to come. I'd also like to thank Steve Bailey for his decade of contributions to FLIR. The transition from Steve to Tony has been well planned and I am confident it will go smoothly."

Conference Call

FLIR has scheduled a conference call at 11:00 am EST today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 2:00 PM EST at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #47456392 after 2:00 PM EST.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2010" above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

                             FLIR SYSTEMS, INC.

                    CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                           Three Months Ended       Twelve Months Ended
                               December 31,              December 31,
                        ------------------------  ------------------------
                            2009         2008         2009         2008
                        -----------  -----------  ------------ -----------
                                         (As                       (As
                                     Adjusted(1))              Adjusted(1))
Revenue                 $   311,560  $   302,350  $  1,147,087 $ 1,076,974
Cost of goods sold          135,511      128,879       488,558     470,832
                        -----------  -----------  ------------ -----------
    Gross profit            176,049      173,471       658,529     606,142

Operating expenses:
  Research and
   development               24,366       21,668        91,301      89,964
  Selling, general and
   administrative            61,742       63,741       219,941     231,687
                        -----------  -----------  ------------ -----------
    Total operating
     expenses                86,108       85,409       311,242     321,651

    Earnings from
     operations              89,941       88,062       347,287     284,491

Interest expense              1,139        3,436         6,882      14,336
Other (income) expense,
 net                         (1,720)     (11,552)           12     (20,163)
                        -----------  -----------  ------------ -----------

    Earnings before
     income taxes            90,522       96,178       340,393     290,318

Income tax provision         30,269       31,194       110,180      89,418
                        -----------  -----------  ------------ -----------

    Net earnings        $    60,253  $    64,984  $    230,213 $   200,900
                        ===========  ===========  ============ ===========

Net earnings per share:
  Basic                 $      0.40  $      0.47  $       1.54 $      1.45
                        ===========  ===========  ============ ===========
  Diluted               $      0.38  $      0.41  $       1.45 $      1.28
                        ===========  ===========  ============ ===========

Weighted average shares
 outstanding:
  Basic                     152,163      139,679       149,405     138,490
                        ===========  ===========  ============ ===========
  Diluted                   161,241      162,728       161,569     162,901
                        ===========  ===========  ============ ===========

(1) The Company has adjusted its financial statements for the retrospective application of the Financial Accounting Standards Board Accounting
    Standards Codification Subtopic 470-20, "Debt with Conversion and Other
    Options."

                             FLIR SYSTEMS, INC.

                        CONSOLIDATED BALANCE SHEETS
                         (In thousands)(Unaudited)

                                              December 31,   December 31,
                                                  2009           2008
                                             -------------- -------------
               ASSETS                                      (As Adjusted(1))

Current assets:
  Cash and cash equivalents                  $      422,047 $     289,442
  Accounts receivable, net                          234,974       239,183
  Inventories                                       216,500       207,487
  Prepaid expenses and other current assets          83,981        59,824
  Deferred income taxes, net                         13,231        16,566
                                             -------------- -------------
     Total current assets                           970,733       812,502

Property and equipment, net                         139,112       122,304
Deferred income taxes, net                            5,322         2,217
Goodwill                                            262,331       225,685
Intangible assets, net                               59,180        56,174
Other assets                                         48,571        22,195
                                             -------------- -------------
                                             $    1,485,249 $   1,241,077
                                             ============== =============

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                           $       53,319 $      47,823
  Deferred revenue                                   21,757        27,554
  Accrued payroll and related liabilities            39,809        43,337
  Accrued product warranties                          8,667         7,826
  Advance payments from customers                     8,616        19,183
  Accrued expenses                                   25,941        21,978
  Other current liabilities                           3,978         4,574
  Accrued income taxes                               15,504            --
                                             -------------- -------------
     Total current liabilities                      177,591       172,275

Long-term debt                                       58,022       182,825
Deferred income taxes                                 2,222         5,983
Accrued income taxes                                  4,590         5,697
Pension and other long-term liabilities              39,075        29,572

Commitments and contingencies

Shareholders' equity                              1,203,749       844,725
                                             -------------- -------------
                                             $    1,485,249 $   1,241,077
                                             ============== =============

(1) The Company has adjusted its financial statements for the retrospective application of the Financial Accounting Standards Board Accounting
    Standards Codification Subtopic 470-20, "Debt with Conversion and Other
    Options."

Company Contact:
Tony Trunzo
+1 503.498.3547
www.flir.com